Exhibit 5

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

FOUR TIMES SQUARE

NEW YORK, 10036-6522

TEL: (212) 735-3000

FAX: (212) 735-2000

www.skadden.com

Direct dial

(212) 735-2526

DIRECT FAX

(917) 777-2526

EMAIL ADDRESS

TKENNEDY@SKADDEN.COM

June 19, 2014

Foot Locker, Inc.

112 West 34th Street

New York, New York 10120

Dear Ladies and Gentlemen:

We have acted as special counsel to Foot Locker, Inc., a New York corporation (the “Company”), in connection with the Registration Statement of the Company on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Act”) with respect to 12,282,641 shares of common stock, par value $.01 per share (the “Common Stock”), of the Company to be issued pursuant to the Registration Statement under the Foot Locker 2007 Stock Incentive Plan, as Amended and Restated as of May 21, 2014 (the “Plan”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, and amendments thereto, (iii) the By-laws of the Company, as amended, (iv) certain resolutions, dated March 26, 2014, adopted by the Board of Directors of the Company authorizing, among other things, the issuance of Common Stock pursuant to the Registration Statement and the adoption of the Plan, (v) the Company’s Proxy Statement dated April 11, 2014 relative to the Company’s 2014 Annual Meeting of Shareholders (the “Proxy Statement”), (vi) a copy of the second amendment and restatement of the

Foot Locker, Inc.

June 19, 2014

Plan as attached to the Proxy Statement, (vii) a certified copy of the results of the vote at the 2014 Annual Meeting of Shareholders, and (viii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Members of this firm are admitted to the Bar of the State of New York and we express no opinion as to the laws of any other jurisdiction, except the federal laws of the United States of America to the extent specifically referred to herein.

Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock to be issued under the Plan have been duly authorized, and, when issued in accordance with the terms and conditions of the Plan (including due payment of the purchase price set forth in such Plan for any Options issued thereunder), will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP